                                 SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT
                             REG. (S) 240.14A-101.

                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                                 Vencor, Inc.
                ----------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         ------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

         ------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:)

         ------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

         ------------------------------------------------------------------

     (5) Total fee paid:

         ------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.


[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Account Previously Paid:

         ------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

         ------------------------------------------------------------------

     (3) Filing Party:

         ------------------------------------------------------------------

     (4) Date Filed:

         ------------------------------------------------------------------

                                 VENCOR, INC.
                               One Vencor Place
                            680 South Fourth Street
                        Louisville, Kentucky 40202-2412

                                                                 April 15, 1999

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders to be held at 9:00 a.m. on Wednesday, May 12, 1999, at the Seelbach Hotel, 500 South Fourth Avenue, Louisville, Kentucky.

  The Board of Directors appreciates your interest in the Company. Regardless of whether you plan to attend the meeting, it is important that your shares be represented. Please sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.

                                          Sincerely,

                                          /s/ Edward L. Kuntz

                                          Edward L. Kuntz
                                          Chairman of the Board, Chief
                                           Executive Officer and President

                                 VENCOR, INC.
                               One Vencor Place
                            680 South Fourth Street
                        Louisville, Kentucky 40202-2412

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held On May 12, 1999

To the Stockholders of VENCOR, INC.:

  The Annual Meeting of Stockholders of Vencor, Inc. will be held on Wednesday, May 12, 1999 at the Seelbach Hotel, 500 South Fourth Avenue, Louisville, Kentucky, at 9:00 a.m. (EDT), for the following purposes:

    (1) To elect two Class I Directors for a term of three years; and

    (2) To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 19, 1999, will be entitled to vote at the meeting and any adjournments thereof.

  IT IS IMPORTANT THAT YOU VOTE YOUR SHARES. PLEASE SIGN AND DATE YOUR PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                                          Edward L. Kuntz
                                          Chairman of the Board, Chief
                                           Executive Officer and President

                                 VENCOR, INC.
                               One Vencor Place
                            680 South Fourth Street
                        Louisville, Kentucky 40202-2412
                                (502) 596-7300

                               ----------------

                                PROXY STATEMENT
                                      for
                        Annual Meeting of Stockholders
                                 May 12, 1999

                              GENERAL INFORMATION

  The Annual Meeting of Stockholders (the "Annual Meeting") of Vencor, Inc. (the "Company") will be held at 9:00 a.m., EDT on Wednesday, May 12, 1999, at the Seelbach Hotel, 500 South Fourth Avenue, Louisville, Kentucky. This Proxy Statement is being sent to you for the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting and at any adjournments thereof.

  Only stockholders of record at the close of business on March 19, 1999 are entitled to vote at the meeting or any adjournments thereof. A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting during ordinary business hours. The list of stockholders will be available for a period of ten days prior to the Annual Meeting at the Company's principal executive offices at One Vencor Place, 680 South Fourth Street, Louisville, Kentucky. At the record date, 70,388,934 shares of the Company's common stock, par value $.25 per share ("Common Stock") were outstanding. Each share of Common Stock entitles the owner to one vote. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum exists, but as not voted for purposes of determining the approval of any matter submitted to the stockholders for a vote.

  The Company intends to first distribute this Proxy Statement and the materials accompanying it on or about April 20, 1999. The Annual Report of the Company for the year ended December 31, 1998 accompanies this Proxy Statement.

  If the proxy is properly signed, returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the proxy will be voted (1) in favor of the nominees for directors in Class I named in the Proxy Statement and (2) in the discretion of the proxy holders on such other business as may properly come before the Annual Meeting.

  You may revoke the enclosed proxy at any time before it is exercised. However, such revocation must be made in writing and received by the General Counsel of the Company at the Company's principal executive offices at One Vencor Place, 680 South Fourth Street, Louisville, Kentucky 40202-2412 at or before the time and date of the Annual Meeting. A stockholder also may attend the Annual Meeting and vote in person, in which event any prior proxy given by the stockholder will be revoked automatically.

  The cost of soliciting proxies by the Board of Directors will be borne by the Company. Proxies may be solicited by mail, personally or by telephone by directors, officers and employees of the Company, none of whom will receive additional compensation for these services. The Company's regularly retained investor relations firm, Corporate Communications, Inc., also may solicit proxies by telephone and mail. Forms of proxies and proxy materials also will be distributed through brokers, custodians and other like parties to the beneficial owners of Common Stock. The Company will reimburse such parties for their reasonable out-of-pocket expenses incurred in connection with the distribution.

                             ELECTION OF DIRECTORS

  At the Annual Meeting, stockholders will vote to elect two persons to serve in Class I of the Board of Directors. These directors will hold office for a term of three years expiring at the 2002 Annual Meeting of Stockholders and thereafter until their successors are duly elected and qualified. Directors will be elected if they receive the vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

  The Restated Certificate of Incorporation of the Company provides that the number of directors will be determined from time to time by resolution adopted by the Board of Directors provided that the Board will be composed of not less than three members. If no determination is made, the number of directors will be eight. The Restated Certificate of Incorporation divides the Board of Directors into three approximately equal classes, one of which is to be elected annually. On March 22, 1999, the Board of Directors established the number of directors at six with two directors in each of Class I, Class II and Class III. To make the classes of directors equal in number, Mr. Kuntz was appointed as a Class III director to fill a vacancy in Class III. Mr. Kuntz had served previously as a Class II director.

  At the Annual Meeting, the two persons named in the following table will be nominated on behalf of the Board of Directors for election as directors in Class I. The Board of Directors does not contemplate that any of the nominees will be unable to serve as a director. However, in the event that one or both of the nominees are unable or unwilling to serve, the persons named in the proxies or their substitute will have the authority, according to their judgment, to vote or refrain from voting for other individuals as directors.

Nominees for Election as Directors

                        Class I--Terms Expiring in 2002

                                            Principal Occupation and Other
 Name and Age                                       Directorships
 ------------                               ------------------------------
 Ulysses L. Bridgeman, Jr., 45        Mr. Bridgeman has served as a director of
                                      the Company since April 1998. He served
                                      as a director of the Company's
                                      predecessor from May 1997 to April 1998.
                                      Since 1988, Mr. Bridgeman has been
                                      President of Bridgeman Foods, Inc., a
                                      franchisee of 78 Wendy's Old Fashioned
                                      Hamburger Restaurants.

 William H. Lomicka, 61               Mr. Lomicka has served as a director of
                                      the Company since April 1998. He was a
                                      director of the Company's predecessor
                                      from 1987 to April 1998. Since 1989, he
                                      has served as President of Mayfair
                                      Capital, Inc., a private investment firm.
                                      Mr. Lomicka serves as a director of
                                      Pomeroy Computer Resources, Inc., a
                                      computer network integrator, and Sabratek
                                      Corporation, a company which designs,
                                      produces and markets medical products for
                                      the alternative site healthcare
                                      marketplace.

  Shares of Common Stock of the Company covered by proxies executed and received in the accompanying form will be voted for the election as directors of both of the nominees listed above and on such other business as may properly come before the Annual Meeting or any adjournments thereof, unless otherwise specified on the proxy.

Continuing Directors

  The following table sets forth information relating to the Class II and Class III directors of the Company who will continue to serve as directors until the expiration of their respective terms of office.

                       Class II--Terms Expiring in 2000

                                            Principal Occupation and Other
 Name and Age                                       Directorships
 ------------                               ------------------------------
 Stanley C. Gault, 72                 Mr. Gault has served as a director of the
                                      Company since July 1998. In July 1996,
                                      Mr. Gault retired as Chairman of the
                                      Board of the Goodyear Tire & Rubber
                                      Company. He was Chairman and Chief
                                      Executive Officer of Goodyear from 1991
                                      to 1995. Previously, he served as
                                      Chairman of the Board and Chief Executive
                                      Officer of Rubbermaid Incorporated from
                                      May 1980 to May 1991. Mr. Gault currently
                                      serves on the boards of directors of Wal-
                                      Mart Stores, Inc., Avon Products, Inc.,
                                      and the Timken Company, a manufacturer of
                                      anti-friction bearings and steel alloy
                                      products. He is a past director of the
                                      New York Stock Exchange, Inc., PPG
                                      Industries, Inc., International Paper
                                      Company, the Goodyear Tire & Rubber
                                      Company, and Rubbermaid Incorporated.

 Donna R. Ecton, 51                   Ms. Ecton has served as director of the
                                      Company since April 1998. She served as a
                                      director of the Company's predecessor
                                      from 1992 to April 1998. Ms. Ecton is
                                      Chairman, President and Chief Executive
                                      Officer of EEI Inc., consultants to
                                      management and investors. Ms. Ecton
                                      served as Chief Operating Officer and a
                                      director of PETsMART, Inc., a pet
                                      supplies retailer from 1996 to 1998. From
                                      1995 to 1996, she was Chairman, President
                                      and Chief Executive Officer of Business
                                      Mail Express, Inc., an expedited print
                                      and mail services company. From 1991 to
                                      1994, she was President and Chief
                                      Executive Officer of Van Houten North
                                      America, Inc. and Andes Candies Inc.,
                                      confectionery products businesses. Ms.
                                      Ecton is a director of Barnes Group,
                                      Inc., a diversified manufacturing,
                                      aerospace and distribution company, and
                                      H&R Block, Inc.

                       Class III--Terms Expiring in 2001

                                            Principal Occupation and Other
 Name and Age                                       Directorships
 ------------                               ------------------------------
 Elaine L. Chao, 45                   Ms. Chao has served as a director of the
                                      Company since April 1998. She was a
                                      director of the Company's predecessor
                                      from May 1997 to April 1998. Ms. Chao is
                                      a Distinguished Fellow of The Heritage
                                      Foundation in Washington, D.C. From 1992
                                      to 1996, Ms. Chao was President and Chief
                                      Executive Officer of the United Way of
                                      America. From 1991 to 1992, she served as
                                      the Director of the Peace Corps. Ms. Chao
                                      is a director of Dole Food Company, Inc.,
                                      Protective Life Corporation and Millipore
                                      Corporation, a manufacturer and seller of
                                      products used to identify and purify
                                      fluids.

                                            Principal Occupation and Other
 Name and Age                                       Directorships
 ------------                               ------------------------------
 Edward L. Kuntz, 53                  Mr. Kuntz, an attorney, has served as the
                                      Chairman of the Board, Chief Executive
                                      Officer and President of the Company
                                      since January 1999. He served as
                                      President, Chief Operating Officer and a
                                      director of the Company since November
                                      1998. Mr. Kuntz was Chairman and Chief
                                      Executive Officer of Living Centers of
                                      America, Inc., a leading provider of
                                      long-term healthcare, from 1992 to 1997.
                                      After leaving Living Centers, he served
                                      as an advisor and consultant to a number
                                      of healthcare services and investment
                                      companies and was affiliated with Austin
                                      Ventures, a venture capital firm. Mr.
                                      Kuntz also served as Associate General
                                      Counsel and later as Executive Vice
                                      President of ARA Living Centers until the
                                      formation of Living Centers of America in
                                      1992.

  The information given in this Proxy Statement concerning the nominees and continuing directors is based upon statements made by or on behalf of such nominees and directors or confirmed by the Company, except to the extent certain information appears in its records. Directors' ages are given as of January 1, 1999.

Committees of the Board of Directors

  From May 1, 1998 to December 31, 1998, the Board of Directors held three regular meetings. The Board of Directors has established an Audit and Compliance Committee, an Executive Compensation Committee and an Independent Committee. Until March 1999, the Board also had an Executive Committee. The Company does not have a nominating or similar committee.

  Audit and Compliance Committee. The Audit and Compliance Committee held two meetings during 1998. The Audit and Compliance Committee reviews the adequacy of the Company's system of internal controls and accounting practices. In addition, the Audit and Compliance Committee reviews the scope of the annual audit of the Company's auditors, Ernst & Young LLP, prior to its commencement, and reviews the types of services for which the Company retains Ernst & Young LLP. The Audit and Compliance Committee also oversees the Company's adoption and implementation of policies and procedures designed to ensure that the Company and its employees comply with all applicable laws, regulations and policies. The members of the Audit and Compliance Committee during 1998 were Mr. Lomicka (Chairman), Ms. Chao, Ms. Ecton and Mr. Gault. The current members of the Audit and Compliance Committee are Mr. Lomicka (Chairman),
Mr. Bridgeman, Ms. Chao, Ms. Ecton and Mr. Gault.

  Executive Compensation Committee. The Executive Compensation Committee held one meeting in 1998. The Executive Compensation Committee establishes annual salary levels, approves fringe benefits and administers any special compensation plans or programs for executive officers of the Company. The members of the Executive Compensation Committee during 1998 were Mr. R. Gene Smith (Chairman), Mr. Bridgeman and Ms. Chao. The current members of the Executive Compensation Committee are Mr. Gault (Chairman), Mr. Bridgeman,
Ms. Chao, Ms. Ecton and Mr. Lomicka.

  Independent Committee. The Independent Committee did not hold any meetings in 1998. During 1998, the Independent Committee was charged with reviewing and approving the following actions of the Board: (a) the entering into of any agreements with Ventas, Inc. ("Ventas" or the "Company's predecessor") and its affiliates, (b) the consummation of any transaction between the Company and Ventas or its affiliates, including, but not limited to, the negotiation, enforcement and renegotiation of the terms of any master lease agreement, and
(c) oversight and monitoring of existing agreements between the Company and Ventas. The members of the Independent Committee during 1998 were Mr. Gault (Chairman), Ms. Ecton and Mr. Lomicka. In March 1999, the Board of Directors redefined the responsibilities of the Independent Committee to include (a) reviewing and monitoring the Company's relationship with Ventas and (b) advising the full Board of Directors regarding matters with Ventas, and, where appropriate, making recommendations to the full Board of Directors. The current members of the Independent Committee are Mr. Kuntz and Mr. Gault.

  Executive Committee. The Executive Committee did not hold any meetings in 1998. Prior to being dissolved, the Executive Committee had the power of the Board of Directors in directing the management of the business and affairs of the Company in the intervals between meetings of the Board (except for certain matters reserved for the Board). The members of the Executive Committee during 1998 were Mr. W. Bruce Lunsford (Chairman), Mr. Lomicka and Mr. Smith.

                 SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                       DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock and its 6% Series A Non-Voting Convertible Preferred Stock (the "Preferred Stock"), as of January 1, 1999, by (a) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (b) each person who is a director or nominee for director, (c) each of the Company's Named Executive Officers (as defined herein), and (d) all of the persons who are directors and executive officers of the Company, as a group.

                                                              Preferred
                                     Common Stock    Percent    Stock     Percent
       Name of Individual or         Beneficially      of    Beneficially   of
          Number in Group            Owned(1)(2)      Class  Owned(1)(2)   Class
       ---------------------         ------------    ------- ------------ -------
Frank W. Anastasio.................      31,958(3)       *        400       2.3%
Frank J. Battafarano...............      12,966          *        330       1.9%
Ulysses L. Bridgeman, Jr...........       4,500(4)       *         --        --
Elaine L. Chao.....................       4,500(5)       *         --        --
Richard E. Chapman.................     100,500          *        360       2.1%
Donna R. Ecton.....................      21,448(6)       *         --        --
Jill L. Force......................      79,392(7)       *        540       3.1%
Stanley C. Gault...................     150,000          *         --        --
William H. Lomicka.................     100,974          *         --        --
W. Bruce Lunsford..................   1,803,997(8)     2.6%     4,543      26.1%
Michael R. Barr....................     880,322(9)     1.2%     1,440       8.3%
W. Earl Reed, III..................     690,938(10)    1.0%     1,100       6.3%
All executive officers and
 directors as a group (14 persons).   2,829,457(11)    4.0%     7,033      40.3%
Brinson Partners, Inc. and UBS AG..   5,711,833(12)    8.1%        --        --
Franklin Mutual Advisers, Inc......   6,264,400(13)    8.9%        --        --

--------
(*) Less than 1%.
(1) Beneficial ownership of shares, for purposes of this Proxy Statement, as determined in accordance with applicable Securities and Exchange Commission (the "Commission") rules, includes shares as to which a person has or shares voting power and/or investment power. Beneficial ownership is given as of January 1, 1999, except as otherwise noted below.
(2) Except as set forth in the accompanying footnotes, the named persons have sole voting power and sole investment power over the shares beneficially owned by them. The number of shares of Common Stock shown does not include interests of certain persons in shares held by family members in their own right or in shares held for their benefit in the Company's 401(k) Plan. The numbers shown include the shares of Common Stock which may be acquired by them through the exercise of options, which are exercisable as of, or within 60 days after, January 1, 1999, under the Company's stock option plans as follows: Mr. Anastasio--4,219 shares; Mr. Bridgeman--1,500 shares; Ms. Chao--1,500 shares; Ms. Ecton--14,298 shares; Mr. Lomicka-- 15,611 shares; Mr. Barr--364,944 shares; and Mr. Reed--314,456 shares.
(3) Includes 200 shares held in the name of Mr. Anastasio's stepsons.
(4) Excludes 4,849 phantom stock units held under the Company's Non-Employee Directors Deferred Compensation Plan.
(5) Excludes 4,896 phantom stock units held under the Company's Non-Employee Directors Deferred Compensation Plan.
(6) Excludes 3,755 phantom stock units held under the Company's Non-Employee Directors Deferred Compensation Plan.
(7) Includes 1,400 shares held by Ms. Force's spouse as custodian for their children and 7,000 shares held in her spouse's individual retirement account. Ms. Force shares voting and investment power with her spouse with regard to these shares.
(8) Includes 177,127 shares held by a private foundation with respect to which Mr. Lunsford has sole voting power and shared investment power. Excludes 16,365 shares held in trust for the benefit of his children. See "Severance Agreements."

(9) Excludes 62,744 shares held in trust for Mr. Barr's minor children and 3,250 shares held in trust for other family members. See "Severance Agreements."
(10) Includes 77,000 shares held in an individual retirement account and 20,000 shares held in the name of Mr. Reed's spouse. See "Severance Agreements."
(11) This amount does not include the shares beneficially owned by Mr. Barr and Mr. Reed.
(12) Based on a Schedule 13G/A jointly filed by Brinson Partners, Inc. ("BPI") and UBS AG on February 16, 1999 with the Commission. According to the
     Schedule 13G/A, BPI and UBS AG share voting and dispositive power with respect to these shares but disclaim beneficial ownership of the shares. The address of BPI is 209 South LaSalle Street, Chicago, Illinois 60604-1295. The address of UBS AG is Bahnhofstrasse 45, 8021, Zurich, Switzerland.
(13) Based on a Schedule 13G/A jointly filed by Franklin Resources, Inc. ("FRI"), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Mutual Advisers, Inc. ("FMAI") on January 29, 1999 with the Commission. According to the Schedule 13G/A, FMAI has sole voting and dispositive power with respect to these shares and the other reporting persons disclaim beneficial ownership of these shares. The address of FRI, Charles B. Johnson and Rupert H. Johnson, Jr. is 777 Mariners Island Boulevard, San Mateo, CA 94404. The address of FMAI is 51 John F. Kennedy Parkway, Short Hills, NJ 07078.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

  In January 1998, the Board of Directors of Ventas, Inc. (formerly known as Vencor, Inc.) authorized its management to proceed with a plan to separate Ventas into two publicly held corporations, one to operate the hospital, nursing center and ancillary services businesses and the other to own substantially all of the real property of Ventas and to lease such real property to a new operating company (the "Reorganization Transactions"). On April 30, 1998, Ventas completed the spin-off of its healthcare operations from its real estate holdings through the distribution of the Common Stock of the Company (the "Distribution") to stockholders of record of Ventas as of April 27, 1998. The Distribution was completed on May 1, 1998 (the "Distribution Date"). For accounting purposes, the consolidated historical financial statements of Ventas became the historical financial statements of the Company after the Distribution Date. Accordingly, the executive compensation and other information presented in this Proxy Statement for periods prior to the Distribution Date include amounts received from Ventas by the Named Executive Officers. Any discussion concerning events prior to the Distribution Date refers to the Company's business as it was conducted by Ventas prior to the Reorganization Transactions.

  The following Summary Compensation Table sets forth compensation earned during the three fiscal years ended December 31, 1998 by (i) the Chief Executive Officer of the Company, (ii) the other most highly compensated executive officers of the Company and (iii) the Company's former chief operating officer and former chief financial officer (collectively, the "Named Executive Officers").

                         SUMMARY COMPENSATION TABLE(1)

                                      Annual Compensation
                               ----------------------------------
                                                                       Long-Term
                                                    Bonus             Compensation
                                             -------------------- --------------------
                                                                  Restricted  Options
                                                      Performance   Stock     (No. of         All Other
 Name and Principal Position   Year  Salary  Cash(2)   Shares(3)  Awards(4)   Shares)      Compensation(5)
 ---------------------------   ---- -------- -------- ----------- ---------- ---------     ---------------
W. Bruce Lunsford(6).......... 1998 $569,469 $137,500        --         --   2,965,100(10)   $   24,084
 Former Chairman of            1997  700,000  233,345  $523,298         --     160,000           26,735
 the Board and Chief           1996  650,000  195,000   766,655         --     280,000(11)        4,500
 Executive Officer

Frank W. Anastasio (7)........ 1998 $185,923 $ 45,000        --    $30,000    263,526(10)    $    5,227
 President, Ancillary Services
  Division

Frank J. Battafarano (7)...... 1998 $184,539 $ 45,000        --    $30,000     221,240(10)   $    5,852
 President, Hospital Division

Richard E. Chapman (7)........ 1998 $270,000 $ 65,000        --    $30,000     274,879(10)   $   24,036(12)
 Senior Vice President         1997   45,000   21,668        --         --      50,000           44,022(12)
 and Chief Information Officer

Jill L. Force................. 1998 $172,885 $ 41,750        --    $30,000     408,981(10)   $    7,213(13)
 Senior Vice President,
  General                      1997  160,000   53,336  $ 81,758         --      25,000            6,036
 Counsel and Secretary         1996  145,000   43,500   119,780         --      35,000(11)        5,828

Michael R. Barr (8)........... 1998 $252,923       --        --         --     504,944(10)   $1,152,340(8)
 Former Chief Operating
  Officer and                  1997  320,000 $106,672  $130,818         --      40,000           12,254
 Executive Vice President      1996  300,000   90,000   191,655         --      80,000(11)       12,648

W. Earl Reed, III (9)......... 1998 $236,000       --        --         --     454,456(10)   $1,052,613(9)
 Former Chief Financial
  Officer and                  1997  320,000 $106,672  $130,818         --      40,000            4,800
 Executive Vice President      1996  300,000   90,000   191,655         --      80,000(11)        4,500

--------
(1) The amounts for 1998 represent the total compensation paid by the Company from May 1, 1998 to December 31, 1998 and by the Company's predecessor from January 1, 1998 to April 30, 1998. The amounts for 1997 and 1996 represent the total compensation paid by the Company's predecessor.
(2) The amounts shown represent cash bonuses awarded under incentive compensation plans.
(3) Amounts in this column represent the fair market value, on the date of allocation, of performance shares awarded to the Named Executive Officers upon satisfaction of certain performance goals for the periods presented. Mr. Chapman is not eligible to receive performance share awards. The table below provides the number of performance shares allocated to each recipient for the corresponding periods. See "Long-Term Incentive Awards."

         Mr.         Mr.          Mr.         Mr.      Ms.     Mr.     Mr.
       Lunsford   Anastasio   Battafarano   Chapman   Force   Barr    Reed
       --------   ---------   -----------   -------   -----   -----   -----
1998         0         0            0          --         0       0       0
1997    21,333        --           --          --     3,333   5,333   5,333
1996    21,333        --           --          --     3,333   5,333   5,333

(4) The amounts represent the fair market value on the date of grant of 10,000 shares of restricted stock granted on September 18, 1998. These shares will vest on March 18, 2000. Based on the closing price of $4.50 of the Common Stock on December 31, 1998, each award is valued at $45,000 as of year end. The Company does not pay dividends on its Common Stock, but the holder of restricted stock is entitled to dividends if paid.

(5) In addition to certain amounts noted below, the amounts in this column include contributions for the benefit of the Named Executive Officers to the Company's Retirement Savings Plan ("RSP") and Deferred Compensation Plan ("DCP") as follows:

                                  1998                   1997                 1996
                         ---------------------- ---------------------- -------------------
                          RSP     DCP    Total   RSP     DCP    Total   RSP    DCP  Total
                         ------ ------- ------- ------ ------- ------- ------ ----- ------
Mr. Lunsford............ $4,800 $19,284 $24,084 $4,800 $21,935 $26,735 $4,500 $   0 $4,500
Mr. Anastasio...........  4,800     427   5,227     --      --      --     --    --     --
Mr. Battafarano.........  4,800   1,052   5,852     --      --      --     --    --     --
Mr. Chapman.............  1,500       0   1,500      0       0       0     --    --     --
Ms. Force...............  4,800     679   5,479  4,800   1,236   6,036  4,500 1,328  5,828
Mr. Barr................  4,800   1,924   6,724  4,800   7,454  12,254  4,500 8,148 12,648
Mr. Reed................  4,800       0   4,800  4,800       0   4,800  4,500     0  4,500

(6) Mr. Lunsford resigned from the Company and the Board of Directors effective January 22, 1999. See "Severance Agreements." Mr. Edward L. Kuntz was elected Chairman of the Board, Chief Executive Officer and President by the Board of Directors on January 22, 1999.
(7) Messrs. Anastasio and Battafarano first became executive officers of the Company in November 1998. Mr. Chapman became an executive officer upon his employment with the Company in October 1997.
(8) Mr. Barr resigned from the Company effective October 31, 1998. All other compensation includes $888,000 in cash and Common Stock valued at $242,830 received by Mr. Barr in connection with his severance agreement with the Company. Mr. Barr also received other benefits as part of his severance. See "Severance Agreements." This amount also includes $14,786 of interest forgiveness on Mr. Barr's Tax Loan (as defined). See "Certain Relationships and Related Transactions."
(9) Mr. Reed resigned from the Company effective September 30, 1998. All other compensation includes $861,250 in cash and Common Stock valued at $177,569 received by Mr. Reed in connection with his severance agreement with the Company. Mr. Reed also received other benefits as part of his severance. See "Severance Agreements." This amount also includes $8,994 of interest forgiveness on Mr. Reed's Tax Loan. See "Certain Relationships and Related Transactions."
(10) The amounts shown for options awarded in 1998 include options issued in connection with the assumption of outstanding options in the Reorganization Transactions. At the time of the Distribution, all outstanding options of the Company's predecessor ("Existing Options") were split into options to purchase the same number of both the Company's Common Stock and Ventas common stock. The Existing Options remained options to purchase Ventas common stock and new options were granted by the Company to evidence the options to purchase the Company's Common
     Stock (the "Company Options.") The Company assumed the obligation to issue the Company Options in the Reorganization Transactions. The exercise price of each Existing Option was modified, and the exercise price of each Company Option was set, so that the combined exercise price of these options equaled the original exercise price of the Existing Option prior to the Reorganization Transactions. The exercise prices were split based on the relative fair market value of the Company's Common Stock and Ventas common stock on the Distribution Date. All other terms of the Company Options were the same as the Existing Options. With respect to Messrs. Lunsford, Anastasio, Battafarano, Chapman and Ms. Force, the numbers shown also include options that were repriced in 1998. In connection with the repricing of options, the Company issued a reduced number of new options with an exercise price of $5.50 in exchange for the cancellation of outstanding options. See "Option Grants in Last Fiscal Year," "Executive Compensation Committee Report on Stock Option
     Repricing" and "Stock Option Repricing" for more information.
(11) Includes options issued in exchange for options to purchase shares of a wholly-owned subsidiary of the Company, Ventech Systems, Inc., previously awarded to the following Named Executive Officers in 1994 in the following amounts: Mr. Lunsford--120,000 shares; Ms. Force--10,000 shares; Mr. Barr--40,000 shares; and Mr. Reed--40,000 shares.
(12) These amounts include relocation benefits paid to Mr. Chapman of $22,080 and $44,022 for 1998 and 1997, respectively. The amount for 1998 also includes $456 of interest forgiveness on Mr. Chapman's Tax Loan. See "Certain Relationships and Related Transactions."
(13) This amount includes $1,734 of interest forgiveness on Ms. Force's Tax Loan. See "Certain Relationships and Related Transactions."

                REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

  Executive Compensation Philosophy. The Executive Compensation Committee of the Board (the "Committee") is composed entirely of outside directors. The Committee is responsible for setting and administering the policies and programs that govern both annual compensation and stock-based incentive compensation plans for the executive officers of the Company. The Company's executive compensation policy is based on principles designed to ensure that an appropriate relationship exists between executive pay and short-term and long-term performance, while at the same time motivating and retaining executive officers. The key components of the Company's compensation program are base salary, an annual incentive award, equity participation and retirement benefits. These components are administered with the goal of providing total compensation that is competitive in the marketplace, rewards successful short-term and long-term financial and non-financial performance and aligns executive officers' interests with those of stockholders.

  The Committee reviews each component of executive compensation on an annual basis. In 1998, due to uncertainties and adverse conditions within the long-term care industry, as well as other negative factors regarding the Company's business, the market value of the Company's stock declined materially throughout the year. Recognizing the importance of maintaining stability and motivation within the Company's management, the Committee took actions in 1998 which emphasized the goal of management retention and motivation.

  Base Salary. Base salaries for executive officers are set by the Committee and are believed to be at a level sufficient to attract and retain qualified executive officers. While the Committee does not establish a specific formula or target to determine base salaries, the Committee considers the financial performance of the Company as compared to companies in the long-term healthcare industry, and the performance of the individual executive and his or her level of responsibility. The Committee also considers the success of the executive officer in developing and executing the Company's strategic plans, addressing the significant changes affecting the industry, developing management employees and exercising leadership.

  In 1998, the Committee approved entering into employment agreements with the Company's officers including the Named Executive Officers. The employment agreements establish the executive officers' base salaries and entitle them to participate in the Company's benefit plans. These agreements also provide for certain benefits to the officer upon termination of employment. See "Employment and Other Agreements." The Committee took note that the Company's stock price was impacted negatively by, among other things, the changes caused by the Balanced Budget Act of 1997 (the "Budget Act") and that key employees were being solicited by the Company's competitors. The Committee approved the employment agreements to encourage retention of key employees. The Committee believes that it is critical for the Company to retain its key personnel as it addresses the changes affecting the long-term healthcare industry.

  Annual Incentive. The Committee believes that a significant proportion of total cash compensation for executive officers should be subject to the attainment of specific Company earnings criteria and other short-term and long-term goals. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officer's compensation at risk. The Committee established the annual bonus targets for 1998 of up to 50% of base salaries. Historically, the Committee established potential bonuses for executive officers based on the Company's achievement of certain earnings per share goals within the ranges established by the Committee. The Committee did not establish earnings per share goals for 1998 due to the uncertainty surrounding the composition of the Company following the Reorganization Transactions and the potential impact of the Budget Act. For 1998, the Committee awarded discretionary bonuses equal to 25% of base salaries for the Named Executive Officers employed by the Company at year end. The Committee believes such awards were appropriate given the efforts by the Named Executive Officers to complete the Reorganization Transactions and their continuing efforts to restructure the Company to address the changes in the long-term healthcare industry. The Committee also believes that these payments were necessary to help ensure the retention of executives whose performance is critical to the Company's ability to respond successfully to its current challenges.

  Equity Participation and Long-Term Incentives. The Committee believes that equity participation is a key component of its executive compensation program. The use of such awards provides a long-term link between the results achieved for the Company's stockholders and the reward provided to executive officers. Stock options and other stock-based compensation are granted to executive officers primarily based on the executive officer's actual and potential contribution to the Company's growth, long-term performance and the practices of companies in the long-term care industry. Stock-based compensation is designed to retain executive officers and motivate them to enhance stockholder value by aligning the financial interests of executive officers with those of the Company's stockholders. Stock-based compensation also provides an effective incentive for management to create stockholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Common Stock occurs over a number of years.

  In connection with the Reorganization Transactions, the Company assumed obligations under certain outstanding awards of stock options and performance shares. At the time of the Distribution, all outstanding options of the Company's predecessor ("Existing Options") were split into options to purchase the same number of both the Common Stock and Ventas common stock. The Existing Options remained options to purchase Ventas common stock and new options were granted by the Company to evidence the options to purchase the Common Stock (the "Company Options"). The exercise price of each Existing Option was modified, and the exercise price of each Company Option was set, so that the combined exercise price of these options equaled the original exercise price of the Existing Option prior to the Reorganization Transactions. To accomplish this adjustment, new options to purchase the Company's Common Stock were granted in 1998. See "Option Grants in Last Fiscal Year." All other terms of the Company Options were the same as the Existing Options.

  Outstanding performance share awards were assumed and converted into awards of shares of Company Common Stock, with adjustments to reflect the relative value of Ventas common stock and the Company's Common Stock as of the Distribution Date. In addition, the performance share award for Mr. Lunsford was reduced to reflect that he dedicated less than 100% of his time to the Company in 1998. As a result, the annual potential awards for the Named Executive Officers were adjusted to the following amounts: Mr. Lunsford-- 19,200 shares, Mr. Anastasio--7,805 shares, Mr. Battafarano--5,203 shares, Ms. Force--13,009 shares, Mr. Barr--20,814 shares, and Mr. Reed--20,814 shares.

  In January 1998, the Company's predecessor granted options to purchase 323,000 shares of its common stock to the Named Executive Officers, including Mr. Lunsford, with an exercise price equal to $22.3125. These options vest cumulatively in four annual installments of 25% and expire ten years from the date of grant. These options were split into Company Options in the Reorganization Transactions.

  In May 1998, the Committee granted options to purchase 759,463 shares of Common Stock to the Named Executive Officers, including Mr. Lunsford, with an exercise price of $10.5937. These options were immediately vested but could not be exercised until January 1, 1999. These options expire ten years from their date of grant. These awards were made in recognition of the substantial efforts expended by the Named Executive Officers to complete the Reorganization Transactions.

  In July 1998, the Committee granted options to purchase 646,000 shares of Common Stock to the Named Executive Officers, including Mr. Lunsford, with an exercise price of $3.8125. These options vest cumulatively in four annual installments of 25% and expire ten years from the date of grant.

  On September 18, 1998, the Committee granted a special, one-time grant of 10,000 shares of restricted stock to each of the Named Executive Officers, other than Messrs. Lunsford, Barr and Reed. These shares of restricted stock will vest on March 18, 2000.

  The Committee granted the stock options and restricted stock described above based upon its judgment that the number and terms were appropriate and desirable considering these executive officers' actual and potential contribution to the Company, including contributions to the completion of the Reorganization Transactions. The assessment of actual and potential contribution was based on the Committee's subjective evaluation of each executive officer's ability, skills, efforts and leadership. Actions were taken by the Committee throughout 1998 to address the continuing decline in market value of the Company's stock. As the challenges facing the Company continued to increase, the Committee focused on the need to utilize compensation measures, such as options and restricted stock, to maintain morale and provide meaningful management incentives. The Committee believes that these awards were instrumental in retaining certain key executives.

  In November 1995, the Company's predecessor authorized performance share agreements with certain executive officers providing for the potential issuance of shares of its common stock, over a period of five years in annual installments. As noted above, the performance share awards were assumed by the Company in the Reorganization Transactions and adjusted to reflect the change in capitalization. The fourth performance period expired on December 31, 1998. The Committee determined on March 29, 1999 not to award any performance shares to the Named Executive Officers available under their performance share awards for 1998. Any future entitlement to performance shares is contingent upon the satisfaction of performance goals established by the Committee.

  Effective January 1, 1998, the Committee adopted a Supplemental Executive Retirement Plan (the "SERP") which provides certain Named Executive Officers with supplemental deferred benefits based on annual salary in the form of retirement payments for life. The Committee met with an independent benefits consultant to discuss the terms, costs and effect of implementing an executive retirement plan. The Committee noted that a substantial majority of Fortune 1,000 companies provide similar retirement benefits to their executives. The Committee approved the SERP based upon its view that it provides the Committee with an additional tool to attract, motivate and retain talented executives. In February 1998, the Board of Directors met with the same consultant to review certain amendments to the SERP. The full Board of Directors approved an amendment to include the bonuses of executives in the computation of the annual benefit payments. The Committee believes that the amendment provides additional leverage to the Committee to retain and attract executives.

  Compensation of the Chief Executive Officer. Consistent with the executive compensation policy and components described above, the Committee determined the compensation received by W. Bruce Lunsford, former Chairman of the Board and Chief Executive Officer of the Company, for services rendered in 1998. Mr. Lunsford's base salary varied during 1998. Prior to the Distribution Date, Mr. Lunsford's base salary was $728,000. Since Mr. Lunsford dedicated less than 100% of his time to the Company following the Distribution, his base salary was reduced to $550,000 following the Reorganization Transactions. In addition, Mr. Lunsford voluntarily reduced his salary to $300,000 between June 28, 1998 and October 4, 1998. The Committee believes that this base salary was below average base salaries paid to chief executive officers of companies in the long-term care industry. Mr. Lunsford earned a $137,500 bonus in 1998. Like the other Named Executive Officers, Mr. Lunsford received a discretionary bonus equal to 25% of his standard base salary established after the Reorganization Transactions. In addition to the converted options received as a result of the Reorganization Transactions and the repriced options, Mr. Lunsford also received options to purchase 908,837 shares of Common Stock in 1998. The Committee determined the number of options granted to Mr. Lunsford based on its judgment that this amount was appropriate and desirable in light of his actual and potential contribution to the Company, his leadership in connection with the completion of the Reorganization Transactions and his efforts in restructuring the Company in response to the changes caused by the Budget Act. The assessment of actual and potential contribution was based on the Committee's subjective evaluation of Mr. Lunsford's abilities, skills, efforts and leadership.

  In 1995, the Company's predecessor authorized an agreement with Mr. Lunsford providing for the issuance of a maximum of 160,000 performance shares over a period of five years in five annual installments of 32,000 shares. These awards were contingent upon the satisfaction of annual performance standards. The Committee believed it was in the best interests of the Company to tie a significant additional amount of Mr. Lunsford's potential compensation to the Company's performance. In connection with the Reorganization Transactions, Mr. Lunsford's outstanding performance share award was assumed by the Company and converted into an award of the Company's Common Stock. The award also was adjusted to reflect the relative value of the Common Stock following the Distribution and to reflect that he dedicated less than 100% of his time to the Company. On March 29, 1999, the Committee determined not to award performance shares for 1998.

  Omnibus Budget Reconciliation Act of 1993. The Omnibus Budget Reconciliation Act of 1993 amended the Internal Revenue Code (the "Code") to provide generally that the compensation paid by publicly held corporations to the chief executive officer and the four most highly paid senior executive officers in excess of $1,000,000 per share per executive will be deductible by the Company only if paid pursuant to qualifying performance-based compensation plans approved by stockholders of the Company. Compensation as defined by the Code includes, among other things, base salary, incentive compensation and gains on stock options and restricted stock. It is the Committee's policy to maximize the effectiveness of the Company's executive compensation plans. In that regard, the Committee intends to maintain flexibility to take actions which are deemed to be in the best interests of the Company and its stockholders. Such actions may not always qualify for tax deductibility under the Code. The Company believes that it has taken the necessary steps to qualify the Company's performance-based compensation plans for tax deductibility. The Company also believes that substantially all of the compensation paid in 1998 is deductible for Federal income tax purposes.

  Members of the Executive Compensation Committee. During 1998, the members of the Executive Compensation Committee were Mr. R. Gene Smith (Chairman), Mr. Ulysses L. Bridgeman, Jr. and Ms. Elaine L. Chao. Mr. Smith resigned from the Company's Board of Directors effective March 8, 1999.

  The foregoing report of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such Acts except to the extent that the Company specifically incorporates this information by reference.

                                          EXECUTIVE COMPENSATION COMMITTEE
                                           Ulysses L. Bridgeman, Jr.
                                           Elaine L. Chao

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning options to purchase shares of Common Stock granted in 1998 to the Named Executive Officers.

                                                                            Potential Realizable Value at
                         Number of     % of Total                           Assumed Annual Rates of Stock
                         Securities     Options                                 Price Appreciation for
                         Underlying    Granted to                                   Option Term(3)
                          Options      Employees  Exercise Price Expiration ------------------------------
          Name           Granted(1)     In 1998    Per Share(2)     Date       0%        5%         10%
          ----           ----------    ---------- -------------- ---------- -------- ---------- ----------
W. Bruce Lunsford.......    57,000(4)      0.4%      $ 8.4914     11/18/02  $153,678 $  312,560 $  501,292
                            60,000(4)      0.5%      $ 8.1993      6/27/04  $179,292 $  364,752 $  589,086
                            70,000(4)      0.5%      $10.9554      7/11/05  $ 39,067 $  345,562 $  786,940
                           160,000(4)      1.3%      $10.3308     11/15/05  $137,072 $  931,520 $2,008,992
                           160,000(4)      1.3%      $ 9.8022      7/22/06  $221,048 $1,105,296 $2,348,896
                           120,000(4)      0.9%      $ 9.8022      7/22/06  $166,236 $  828,972 $1,761,672
                           160,000(4)      1.3%      $11.6281       2/3/07        -- $  885,600 $2,270,816
                           160,000(4)      1.3%      $ 8.5769      1/12/08  $417,696 $1,502,736 $3,146,704
                           160,000(5)      1.3%      $22.3125      1/12/08        -- $2,246,752 $5,694,176
                           428,837(6)      3.4%      $10.5937       5/1/08        -- $2,860,128 $7,249,018
                           320,000         2.5%      $ 3.8125      7/21/08        -- $  768,096 $1,946,656
                            42,272(7)      0.3%      $   5.50     11/18/02        -- $   50,498 $  108,833
                            49,231(7)      0.4%      $   5.50      6/27/04        -- $   85,800 $  193,020
                            51,458(7)      0.4%      $   5.50      7/11/05        -- $  109,045 $  252,154
                           123,153(7)      1.0%      $   5.50     11/15/05        -- $  276,762 $  645,223
                           129,441(7)      1.0%      $   5.50      7/22/06        -- $  325,117 $  773,073
                            97,081(7)      0.8%      $   5.50      7/22/06        -- $  243,838 $  579,807
                           122,400(7)      1.0%      $   5.50       2/3/07        -- $  333,442 $  804,633
                           140,736(7)      1.1%      $   5.50      1/12/08        -- $  437,633 $1,084,089
                           353,491(7)      2.8%      $   5.50       5/1/08        -- $1,144,675 $2,861,085
                         ---------
                         2,965,100        23.2%
                         =========

Frank W. Anastasio......     1,406(4)        *       $  .3421       5/1/99  $ 15,249 $   16,035 $   16,822
                             2,813(4)        *       $ 1.9105      12/3/00  $ 26,096 $   30,354 $   34,969
                             7,500(4)      0.1%      $ 8.1993      6/27/04  $ 22,412 $   45,594 $   73,636
                             8,000(4)      0.1%      $10.9554      7/11/05  $  4,075 $   39,493 $   89,936
                            15,000(4)      0.1%      $10.3308     11/15/05  $ 12,851 $   87,330 $  188,343
                            15,000(4)      0.1%      $ 9.8022      7/22/06  $ 20,780 $  103,622 $  220,209
                             4,000(4)        *       $ 9.8022      7/22/06  $  5,541 $   27,632 $   58,722
                            18,000(4)      0.1%      $11.6281       2/3/07        -- $   99,630 $  255,467
                            18,000(4)      0.1%      $ 8.5769      1/12/08  $ 46,991 $  169,058 $  354,004
                            18,000(5)      0.1%      $22.3125      1/12/08        -- $  252,760 $  640,595
                            37,758(6)      0.3%      $10.5937       5/1/08        -- $  251,827 $  638,257
                            36,000         0.3%      $ 3.8125      7/21/08        -- $   86,411 $  218,999
                             1,539(7)        *       $   5.50      6/27/04        -- $    2,682 $    6,034
                             4,411(7)        *       $   5.50      7/11/05        -- $    9,347 $   21,615
                            12,135(7)      0.1%      $   5.50      7/22/06        -- $   30,479 $   72,475
                             3,237(7)        *       $   5.50      7/22/06        -- $    8,130 $   19,333
                            13,770(7)      0.1%      $   5.50       2/3/07        -- $   37,512 $   90,521
                            15,833(7)      0.1%      $   5.50      1/12/08        -- $   49,234 $  121,962
                            31,124(7)      0.2%      $   5.50       5/1/08        -- $  100,786 $  251,911
                         ---------
                           263,526         2.1%
                         =========

                                                                            Potential Realizable Value at
                         Number of    % of Total                            Assumed Annual Rates of Stock
                         Securities    Options                                 Price Appreciation for
                         Underlying   Granted to                                   Option Term(3)
                          Options     Employees  Exercise Price Expiration -------------------------------
          Name           Granted(1)    In 1998    Per Share(2)     Date       0%         5%         10%
          ----           ----------   ---------- -------------- ---------- -------------------- ----------
Frank J. Battafarano....    1,500(4)       *        $ 8.4914     11/18/02  $   4,044 $    8,225 $   13,192
                            3,000(4)       *        $ 8.1993      6/27/04  $   8,965 $   18,238 $   29,454
                            3,000(4)       *        $10.9554      7/11/05  $   1,764 $   14,810 $   33,726
                            3,000(4)       *        $10.3308     11/15/05  $   2,570 $   17,466 $   37,669
                            2,000(4)       *        $13.0216       5/1/06         -- $    7,024 $   21,943
                            8,000(4)     0.1%       $ 9.8022      7/22/06  $  11,082 $   55,265 $  117,445
                           15,000(4)     0.1%       $11.6281       2/3/07         -- $   83,025 $  212,889
                           15,000(4)     0.1%       $ 8.5769      1/12/08  $  39,159 $  140,882 $  295,004
                           10,000(4)     0.1%       $10.2827       2/2/08  $   9,048 $   77,362 $  181,129
                           15,000(5)     0.1%       $22.3125      1/12/08         -- $  210,633 $  533,829
                           10,000(5)     0.1%       $  26.75       2/2/08         -- $  168,349 $  426,668
                           31,150(6)     0.2%       $10.5937       5/1/08         -- $  207,755 $  526,556
                           30,000        0.2%       $ 3.8125      7/21/08         -- $   72,009 $  182,499
                            1,113(7)       *        $   5.50     11/18/02         -- $    1,330 $    2,866
                            2,462(7)       *        $   5.50      6/27/04         -- $    4,291 $    9,653
                            2,206(7)       *        $   5.50      7/11/05         -- $    4,675 $   10,810
                            2,310(7)       *        $   5.50     11/15/05         -- $    5,191 $   12,103
                            1,404(7)       *        $   5.50       5/1/06         -- $    3,404 $    8,047
                            6,472(7)     0.1%       $   5.50      7/22/06         -- $   16,256 $   38,653
                           11,475(7)     0.1%       $   5.50       2/3/07         -- $   31,260 $   75,434
                            8,277(7)     0.1%       $   5.50       2/2/08         -- $   25,942 $   64,375
                           13,194(7)     0.1%       $   5.50      1/12/08         -- $   41,028 $  101,633
                           25,677(7)     0.2%       $   5.50       5/1/08         -- $   83,147 $  207,825
                          -------
                          221,240        1.7%
                          =======

Richard E. Chapman......   50,000(4)     0.4%       $10.3788     10/31/07  $  40,435 $  369,785 $  860,795
                           25,000(4)     0.2%       $ 8.5769      1/12/08  $  65,265 $  234,803 $  491,673
                           25,000(5)     0.2%       $22.3125      1/12/08         -- $  351,055 $  889,715
                           33,982(6)     0.3%       $10.5937       5/1/08         -- $  226,643 $  574,428
                           50,000        0.4%       $ 3.8125      7/21/08         -- $  120,015 $  304,165
                           40,895(7)     0.3%       $   5.50     10/31/07         -- $  123,695 $  304,500
                           21,990(7)     0.2%       $   5.50      1/12/08         -- $   68,380 $  169,389
                           28,012(7)     0.2%       $   5.50       5/1/08         -- $   90,708 $  226,724
                          -------
                          274,879        2.1%
                          =======

                                                                            Potential Realizable Value
                                                                                        at
                                                                             Assumed Annual Rates of
                         Number of    % of Total                                      Stock
                         Securities    Options                                Price Appreciation for
                         Underlying   Granted to                                  Option Term(3)
                          Options     Employees  Exercise Price Expiration ----------------------------
          Name           Granted(1)    In 1998    Per Share(2)     Date       0%       5%        10%
          ----           ----------   ---------- -------------- ---------- -------- -------- ----------
Jill L. Force...........    4,500(4)       *        $ 8.4914     11/18/02  $ 12,132 $ 24,676 $   39,576
                            7,500(4)     0.1%       $ 8.1993      6/27/04  $ 22,412 $ 45,594 $   73,636
                           12,000(4)     0.1%       $10.9554      7/11/05  $  7,057 $ 59,239 $  134,904
                           25,000(4)     0.2%       $10.3308     11/15/05  $ 21,418 $145,550 $  313,905
                           25,000(4)     0.2%       $ 9.8022      7/22/06  $ 34,633 $172,703 $  367,015
                           10,000(4)     0.1%       $ 9.8022      7/22/06  $ 13,853 $ 69,081 $  146,806
                           25,000(4)     0.2%       $11.6281       2/3/07        -- $138,375 $  354,815
                           25,000(4)     0.2%       $ 8.5769      1/12/08  $ 65,265 $234,803 $  491,673
                           25,000(5)     0.2%       $22.3125     11/12/08        -- $351,055 $  889,715
                           50,973(6)     0.4%       $10.5937       5/1/08        -- $339,964 $  861,642
                           50,000        0.4%       $ 3.8125      7/21/08        -- $120,015 $  304,165
                            3,338(7)       *        $   5.50     11/18/02        -- $  3,988 $    8,594
                            6,154(7)       *        $   5.50      6/27/04        -- $ 10,725 $   24,128
                            8,822(7)     0.1%       $   5.50      7/11/05        -- $ 18,695 $   43,230
                           19,244(7)     0.2%       $   5.50     11/15/05        -- $ 43,247 $  100,823
                           20,226(7)     0.2%       $   5.50      7/22/06        -- $ 50,802 $  120,798
                            8,091(7)     0.1%       $   5.50      7/22/06        -- $ 20,322 $   48,323
                           19,125(7)     0.1%       $   5.50       2/3/07        -- $ 52,100 $  125,724
                           21,990(7)     0.2%       $   5.50      1/12/08        -- $ 68,380 $  169,389
                           42,018(7)     0.3%       $   5.50       5/1/08        -- $136,063 $  340,085
                          -------
                          408,981        3.2%
                          =======
Michael R. Barr.........   18,393(4)     0.1%       $ 8.4914     11/18/02  $ 49,589 $100,858 $  161,759
                            5,622(4)       *        $ 8.1993      6/27/04  $ 16,800 $ 34,177 $   55,197
                           25,000(4)     0.2%       $10.9554      7/11/05  $ 14,703 $123,415 $  281,050
                           40,000(4)     0.3%       $10.3308     11/15/05  $ 34,268 $232,880 $  502,248
                           40,000(4)     0.3%       $ 9.8022      7/22/06  $ 55,412 $276,324 $  587,224
                           40,000(4)     0.3%       $ 9.8022      7/22/06  $ 55,412 $276,324 $  587,224
                           40,000(4)     0.3%       $11.6281       2/3/07        -- $221,400 $  567,704
                           40,000(4)     0.3%       $ 8.5769      1/12/08  $104,424 $375,684 $  786,676
                           40,000(5)     0.3%       $22.3125      1/12/08        -- $561,688 $1,423,544
                          135,929(6)     1.1%       $10.5937       5/1/08        -- $906,578 $2,297,730
                           80,000        0.6%       $ 3.8125      7/12/08        -- $192,024 $  486,664
                          -------
                          504,944        3.9%
                          =======

                                                                            Potential Realizable Value
                                                                                        at
                                                                             Assumed Annual Rates of
                         Number of    % of Total                                      Stock
                         Securities    Options                                Price Appreciation for
                         Underlying   Granted to                                  Option Term(3)
                          Options     Employees  Exercise Price Expiration ----------------------------
          Name           Granted(1)    In 1998    Per Share(2)     Date       0%       5%        10%
          ----           ----------   ---------- -------------- ---------- -------- -------- ----------
W. Earl Reed, III.......    5,622(4)       *        $ 8.1993      6/27/04  $ 16,800 $ 34,177 $   55,197
                           25,000(4)     0.2%       $10.9554      7/11/05  $ 14,703 $123,415 $  281,050
                           40,000(4)     0.3%       $10.3308     11/15/05  $ 34,268 $232,880 $  502,248
                           40,000(4)     0.3%       $ 9.8022      7/22/06  $ 55,412 $276,324 $  587,224
                           40,000(4)     0.3%       $ 9.8022      7/22/06  $ 55,412 $276,324 $  587,224
                           40,000(4)     0.3%       $11.6281       2/3/07        -- $221,400 $  567,704
                           40,000(4)     0.3%       $ 8.5769      1/12/08  $104,424 $375,684 $  786,676
                           40,000(5)     0.3%       $22.3125      1/12/08        -- $561,688 $1,423,544
                          103,834(6)     0.8%       $10.5937       5/1/08        -- $692,520 $1,755,200
                           80,000        0.6%       $ 3.8125      7/21/08        -- $192,024 $  486,664
                          -------
                          454,456        3.6%
                          =======

--------
*  Less than 0.1%.

(1) Except as otherwise noted, all options shown in the above table become exercisable in four equal annual installments, beginning on the first anniversary of the date of grant, were granted at fair market value and have a ten-year term. All options become fully exercisable upon a Change in Control of the Company (as defined in the Company's 1998 Incentive Compensation Plan) ("Change in Control").

(2) The exercise price and any tax withholding obligations related to exercise may be paid, at the discretion of the Committee, in cash, in shares of Common Stock or in any other reasonable consideration deemed appropriate.

(3) The dollar amounts in this table represent the potential realizable value of the stock options granted, assuming that the market price of the Common Stock appreciates in value from the date of grant to the end of the option term at annualized rates of 0%, 5% and 10%. Therefore, these amounts are not the actual value of the options granted and are not intended to forecast possible future appreciation, if any, of the Common Stock prices. No assurance can be given that the stock price will appreciate at these rates or experience any appreciation at all.

(4) These options represent Company Options issued in connection with the split of outstanding options in the Reorganization Transactions. In connection with the Reorganization Transactions, all outstanding options of the Company's predecessor ("Existing Options") were split into options to purchase the same number of both the Company's Common Stock and Ventas common stock. The Existing Options remained options to purchase Ventas common stock and new options were granted by the Company to evidence the options to purchase the Company's Common Stock (the "Company Options"). The Company assumed the obligation to issue the Company Options in connection with the Reorganization Transactions. The exercise price of each Existing Option was modified, and the exercise price of each Company Option was set, so that the combined exercise price of these options equaled the original exercise price of the Existing Option prior to the Reorganization Transactions. The exercise prices were based on the relative fair market value of the Company's Common Stock and Ventas common stock on the Distribution Date. As a result, the exercise prices of the Company Options were not based on the fair market value of the Common Stock on the May 1, 1998 grant date. All other terms of the Company Options were the same as the Existing Options.

(5) Represents an option granted by the Company's predecessor prior to the Distribution Date.

(6) These options vested immediately upon granting but were not exercisable until January 1, 1999.

(7) These options represent options issued in connection with the repricing of stock options. The Company issued a reduced number of new options with an exercise price of $5.50 in exchange for the cancellation of outstanding options. These newly issued options retained their original vesting schedules and terms but are not exercisable until November 9, 1999. See "Executive Compensation Committee Report on Stock Option Repricing" and "Stock Option Repricing."

                         OPTION EXERCISES AND HOLDINGS

  The following table sets forth information concerning the exercise of options during 1998 and unexercised options held as of December 31, 1998 by the Named Executive Officers:

                      AGGREGATE OPTION EXERCISES IN 1998
                          AND YEAR-END OPTION VALUES

                                             Number of Securities      Value of Unexercised
                          Shares            Underlying Unexercised     In-the-Money Options
                         Acquired           Options at 12/31/98(1)        at 12/31/98(2)
                            On     Value   ------------------------- -------------------------
          Name           Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           -------- -------- ----------- ------------- ----------- -------------
W. Bruce Lunsford.......    --      --            --     1,429,263          --     $ 220,000
Frank W. Anastasio......    --       --        4,219       126,709    $ 13,130     $  24,750
Frank J. Battafarano....    --       --           --       104,590          --     $  20,625
Richard E. Chapman......    --       --           --       140,897          --     $  34,750
Jill L. Force...........    --       --           --       199,008          --     $  34,750
Michael R. Barr (3).....    --       --      364,944            --    $ 13,750            --
W. Earl Reed, III (3)...    --       --      314,456            --    $ 13,750            --

--------
(1) Under the terms of the stock option repricing, the Company has prohibited options that were repriced from being exercised until November 9, 1999. See "Executive Compensation Committee Report on Stock Option Repricing."
(2) These amounts were calculated by subtracting the exercise price from the market value of the underlying Common Stock as of December 31, 1998. The market value of the Common Stock was $4.50 per share as of December 31, 1998, based on the closing price per share on the New York Stock Exchange.
(3) In connection with their severance agreements, certain options held by Mr. Barr and Mr. Reed were accelerated and the remaining portions of such options were cancelled. See "Severance Agreements."

       EXECUTIVE COMPENSATION COMMITTEE REPORT ON STOCK OPTION REPRICING

  On October 30, 1998, the Executive Compensation Committee approved the repricing of certain employee stock options with an exercise price in excess of the fair market value of the Company's Common Stock on November 9, 1998. The Committee noted that many employees, including certain of the Named Executive Officers, held options below market value due to the devaluation of the Company's stock price caused, in part, by recent regulatory and other changes affecting the long-term healthcare industry. Accordingly, in the Committee's view, the effectiveness of these options to motivate and retain key employees had been substantially reduced.

  The Committee's philosophy has been to grant stock options as an incentive to the Company's key employees. The Committee believes that equity incentives are a significant factor in the Company's ability to attract, retain and motivate employees who are critical to the Company's long-term success, particularly through periods of significant change in the industry. The disparity between the original exercise prices of the Company's outstanding stock options and the market price for the Common Stock did not provide, in the judgment of the Committee, a meaningful incentive or retention device to the employees holding those stock options.

  The Committee met with an independent benefits consultant to consider various alternatives. After its consultation, the Committee approved an offer to certain option holders to exchange options with an exercise price above the current market price on November 9, 1998 for a lesser number of non-qualified stock options with an exercise price equal to the closing price on November 9, 1998. The number of options received in exchange for the outstanding options was reduced based on the Black-Scholes pricing method using the November 9 closing price of $5.50. The Committee determined that making the exchange offer to employees, including certain of the Named Executive Officers, was in the best interests of the Company and its stockholders. Over 300 of the Company's employees participated in the exchange which resulted in the cancellation of options to purchase approximately 5.7 million shares and the granting of options to purchase approximately 4.6 million shares with a new exercise price of $5.50. All newly issued options retained their original vesting schedules and terms but are not exercisable until November 9, 1999. In addition, the newly issued options were converted to non-qualified status for tax purposes. Stock options held by non-employee directors were not eligible for the repricing.

  During 1998, the members of the Executive Compensation Committee were Mr. R. Gene Smith (Chairman), Mr. Ulysses L. Bridgeman, Jr. and Ms. Elaine L. Chao. Mr. Smith resigned from the Company's Board of Directors effective March 8, 1999.

                                          EXECUTIVE COMPENSATION COMMITTEE
                                            Ulysses L. Bridgeman, Jr.
                                            Elaine L. Chao

                             STOCK OPTION REPRICING

  The Company has not repriced stock options in the past ten years except as described above. The following table sets forth certain information for each executive officer of the Company who participated in the exchange offer.

                           TEN-YEAR OPTION REPRICINGS

                                             Market
                                 Number of  Price of                         Length of
                                 Securities Stock at  Exercise                Original
                                 Underlying   Time    Price at    New       Option Term
                                  Options      of      Time of  Exercise    Remaining at
   Name and Position      Date    Repriced  Repricing Repricing  Price   Date of Repricing
   -----------------     ------- ---------- --------- --------- -------- ------------------
W. Bruce Lunsford....... 11/9/98   57,000     $5.50   $ 8.4914   $5.50   4 years
 Former Chairman of the  11/9/98   60,000     $5.50   $ 8.1993   $5.50   5 years, 7 months
 Board and Chief
 Executive               11/9/98   70,000     $5.50   $10.9554   $5.50   6 years, 8 months
 Officer                 11/9/98  160,000     $5.50   $10.3308   $5.50   7 years
                         11/9/98  160,000     $5.50   $ 9.8022   $5.50   7 years, 8 months
                         11/9/98  120,000     $5.50   $ 9.8022   $5.50   7 years, 8 months
                         11/9/98  160,000     $5.50   $11.6281   $5.50   8 years, 2 months
                         11/9/98  160,000     $5.50   $ 8.5769   $5.50   9 years, 2 months
                         11/9/98  428,837     $5.50   $10.5937   $5.50   9 years, 5 months
Frank W. Anastasio...... 11/9/98    1,875     $5.50   $ 8.1993   $5.50   5 years, 7 months
 President, Ancillary    11/9/98    6,000     $5.50   $10.9554   $5.50   6 years, 8 months
 Services Division       11/9/98   11,250     $5.50   $10.3308   $5.50   7 years
                         11/9/98   15,000     $5.50   $ 9.8022   $5.50   7 years, 8 months
                         11/9/98    4,000     $5.50   $ 9.8022   $5.50   7 years, 8 months
                         11/9/98   18,000     $5.50   $11.6281   $5.50   8 years, 2 months
                         11/9/98   18,000     $5.50   $ 8.5769   $5.50   9 years, 2 months
                         11/9/98   37,758     $5.50   $10.5937   $5.50   9 years, 5 months
Frank J. Battafarano.... 11/9/98    1,500     $5.50   $ 8.4914   $5.50   4 years
 President, Hospital     11/9/98    3,000     $5.50   $ 8.1993   $5.50   5 years, 7 months
 Division                11/9/98    3,000     $5.50   $10.9554   $5.50   6 years, 8 months
                         11/9/98    3,000     $5.50   $10.3308   $5.50   7 years
                         11/9/98    2,000     $5.50   $13.0216   $5.50   7 years, 5 months
                         11/9/98    8,000     $5.50   $ 9.8022   $5.50   7 years, 8 months
                         11/9/98   15,000     $5.50   $11.6281   $5.50   8 years, 2 months
                         11/9/98   15,000     $5.50   $ 8.5769   $5.50   9 years, 2 months
                         11/9/98   10,000     $5.50   $10.2827   $5.50   9 years, 2 months
                         11/9/98   31,150     $5.50   $10.5937   $5.50   9 years, 5 months
Richard E. Chapman...... 11/9/98   50,000     $5.50   $10.3788   $5.50   8 years, 11 months
 Senior Vice President
 and                     11/9/98   25,000     $5.50   $ 8.5769   $5.50   9 years, 2 months
 Chief Information
 Officer                 11/9/98   33,892     $5.50   $10.5937   $5.50   9 years, 5 months

                                             Market
                                 Number of  Price of                         Length of
                                 Securities Stock at  Exercise               Original
                                 Underlying   Time    Price at    New       Option Term
                                  Options      of      Time of  Exercise   Remaining at
   Name and Position      Date    Repriced  Repricing Repricing  Price   Date of Repricing
   -----------------     ------- ---------- --------- --------- -------- -----------------
Jill L. Force........... 11/9/98    4,500     $5.50   $ 8.4914   $5.50   4 years
 Senior Vice President,  11/9/98    7,500     $5.50   $ 8.1993   $5.50   5 years, 7 months
 General Counsel and     11/9/98   12,000     $5.50   $10.9554   $5.50   6 years, 8 months
 Secretary               11/9/98   25,000     $5.50   $10.3308   $5.50   7 years
                         11/9/98   25,000     $5.50   $ 9.8022   $5.50   7 years, 8 months
                         11/9/98   10,000     $5.50   $ 9.8022   $5.50   7 years, 8 months
                         11/9/98   25,000     $5.50   $11.6281   $5.50   8 years, 2 months
                         11/9/98   25,000     $5.50   $ 8.5769   $5.50   9 years, 2 months
                         11/9/98   50,973     $5.50   $10.5937   $5.50   9 years, 5 months
James H. Gillenwater,
 Jr..................... 11/9/98    4,688     $5.50   $ 6.4579   $5.50   3 years
 Senior Vice President,  11/9/98    4,500     $5.50   $ 8.4914   $5.50   4 years
 Planning and
 Development             11/9/98    7,500     $5.50   $ 8.1993   $5.50   5 years, 7 months
                         11/9/98   12,000     $5.50   $10.9554   $5.50   6 years, 8 months
                         11/9/98   25,000     $5.50   $10.3308   $5.50   7 years
                         11/9/98   25,000     $5.50   $ 9.8022   $5.50   7 years, 8 months
                         11/9/98   10,000     $5.50   $ 9.8022   $5.50   7 years, 8 months
                         11/9/98   25,000     $5.50   $11.6281   $5.50   8 years, 2 months
                         11/9/98   25,000     $5.50   $ 8.5769   $5.50   9 years, 2 months
                         11/9/98   48,141     $5.50   $10.5937   $5.50   9 years, 5 months
Richard A. Lechleiter... 11/9/98    5,000     $5.50   $11.9645   $5.50   6 years, 6 months
 Vice President,
 Finance,                11/9/98   10,000     $5.50   $10.3308   $5.50   7 years
 Corporate Controller
 and                     11/9/98   10,000     $5.50   $ 9.8022   $5.50   7 years, 8 months
 Treasurer               11/9/98   10,000     $5.50   $11.6281   $5.50   8 years, 2 months
                         11/9/98   10,000     $5.50   $ 8.5769   $5.50   9 years, 2 months
                         11/9/98   33,038     $5.50   $10.5937   $5.50   9 years, 5 months

                          LONG-TERM INCENTIVE AWARDS

  In 1995, the Company's predecessor entered into performance share agreements whereby it could issue shares to certain officers for each year of a five-year period beginning in 1995. In the Reorganization Transactions, outstanding performance share awards were assumed by the Company and converted into awards to receive shares of Common Stock adjusted to reflect the relative value of the Company's Common Stock and Ventas common stock on the Distribution Date. The receipt of shares is contingent upon the satisfaction of performance goals established by the Executive Compensation Committee. Upon a Change in Control of the Company, however, the performance periods will lapse and all unearned performance shares will become fully vested and issuable. For 1998, no performance shares were awarded by the Committee to the Named Executive Officers as a result of the Company's performance.

                    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

  Effective January 1, 1998, the Executive Compensation Committee adopted the Supplemental Executive Retirement Plan which provides the Named Executive Officers and certain other officers with supplemental deferred benefits in the form of retirement payments for life.

  At retirement, a monthly benefit will be paid to participants that is a product of three factors: (i) the participant's Compensation, (ii) the participant's Vesting Percentage and (iii) a Maximum Normal Retirement Benefit percentage. For purposes of the SERP, "Compensation" is defined as the sum of
(i) the highest base salary of the participant regardless of whether such salary is the participant's final salary upon termination and (ii) the greater of (y) the participant's target cash bonus in the year of termination or (x) the average cash bonus earned by the participant in the three years immediately preceding the year of termination. The participant's "Vesting Percentage" is equal to 5% multiplied by the number of completed years of service. If the participant has less than five completed years of service, however, the participant's Vesting Percentage will be zero. Under the SERP, participants were given credit for their actual years of service with the Company prior to the adoption of the SERP. The "Maximum Normal Retirement Benefit" percentage for the chief executive officer is 100%, for an executive officer is 70% and for a vice president is 50%. If a participant is eligible for more than one category, the larger Maximum Normal Retirement Benefit percentage is used. The benefits payable under the SERP are not subject to any reduction for social security payments or other offset amounts. The monthly benefit is adjusted in the event of retirement before age 62. In addition, a participant may elect to receive in lieu of a single life annuity an actuarially equivalent benefit payable as a 50% joint and survivor benefit, a ten-year certain benefit, or an amount equal to the lump sum present value of the single life annuity.

  In the event of a change in control of the Company (as defined under the SERP), participants will be deemed to have a Vesting Percentage equal to 100% without regard to actual years of service and are deemed to have reached normal retirement age notwithstanding that the participant has not attained age 62 at the time of the change in control. The Company will pay each participant an amount equal to the lump sum value of such participant's benefit within 20 days of a change in control.

  With respect to participants with Vesting Percentages of 25% or greater, the Company partially funded individual annuity contracts in January 1999 to settle approximately one-third of the obligations under the SERP relating to such individuals. The Company distributed these annuity contracts to participants in February 1999.

  The following table illustrates the estimated maximum annual benefit which would be payable on a straight-life annuity basis at age 62 to a participant, at various compensation levels for specified years of credited service, under the SERP. The table assumes a Maximum Normal Retirement Benefit of 70%.

                     ESTIMATED MAXIMUM ANNUAL BENEFIT FOR
                       YEARS OF SERVICE INDICATED (1)(2)

                                         Years of Service
                     -----------------------------------------------------------------------------
Compensation         10 Years               15 Years               20 Years               25 Years
------------         --------               --------               --------               --------
$150,000             $ 52,500               $ 78,750               $105,000               $105,000
$200,000               70,000                105,000                140,000                140,000
$250,000               87,500                131,250                175,000                175,000
$300,000              105,000                157,500                210,000                210,000
$400,000              140,000                210,000                280,000                280,000
$500,000              175,000                262,500                350,000                350,000
$600,000              210,000                315,000                420,000                420,000
$700,000              245,000                367,500                490,000                490,000
$800,000              280,000                420,000                560,000                560,000
$900,000              315,000                472,500                630,000                630,000
$1,000,000            350,000                525,000                700,000                700,000
$1,100,000            385,000                577,500                770,000                770,000
$1,200,000            420,000                630,000                840,000                840,000

--------
(1) These estimates are based on the assumption that (a) the SERP will continue under its present terms; (b) the participant will continue with the Company until, and retire at, age 62; and (c) the participant elected to receive an annual distribution instead of a lump sum payment.
(2) The amounts shown reflect the Maximum Normal Retirement Benefit of 70%. The Maximum Normal Retirement Benefit of the Company's chief executive office is 100% and would result in higher amounts than those shown in the table.

  The maximum number of years to reach a 100% Vesting Percentage under the SERP is 20 years. The completed years of service for each of the Named Executive Officers at December 31, 1998 were as follows: Mr. Lunsford--13 years; Mr. Anastasio--10 years; Mr. Battafarano--6 years; Mr. Chapman--1 year; Ms. Force--9 years; Mr. Barr--13 years; and Mr. Reed--11 years.

Employment and Other Agreements

  In July 1998, the Company entered into employment agreements with its officers, including the Named Executive Officers. These agreements have a one year term but are extended automatically unless the Company notifies the Named Executive Officer. Upon such notification, the employment agreements will terminate in one year. The employment agreements provide a base salary and the ability of the Named Executive Officer to be eligible for bonuses and to participate in the Company's incentive and other employee benefit plans. The base salaries for 1998 for the Named Executive Officers under the employment agreements were as follows: Mr. Lunsford--$550,000; Mr. Anastasio--$180,000; Mr. Battafarano--$180,000; Mr. Chapman--$260,000; Ms. Force--$167,000; Mr.
Barr--$330,000; and Mr. Reed--$330,000. The Named Executive Officers may receive increases in their base salaries as approved by the Board of Directors. Under certain circumstances, the employment agreements also provide for severance payments if the executive is terminated.

  If employment is terminated by reason of death or disability, the Named Executive Officer is entitled to a prorated portion of his or her target bonus. If the Named Executive Officer is terminated for cause, no additional payments are made under the employment agreements.

  If the executive's employment is terminated for good reason (as defined in the employment agreements) or for other than cause (collectively, an "Involuntary Termination"), certain levels of severance payments are provided under the employment agreements. Upon an Involuntary Termination, Mr. Lunsford's agreement provides for a cash payment equal to the prorated portion of his target bonus and performance share award in the year of termination and three times his base salary, target bonus and target performance share award in the year of termination. In addition, Mr. Lunsford would be entitled to coverage under the Company's employee benefit plans for three years and three years of additional vesting of restricted stock awards and stock options and an additional three years in which to exercise the options. Mr. Lunsford's agreement also requires the Company to provide substantially similar office space and an administrative assistant for three years.

  Upon the Involuntary Termination of Mr. Chapman, Ms. Force, Mr. Barr or Mr. Reed (collectively, the "Executive Group"), their agreements provide for a cash payment equal to the prorated portion of their target bonus and performance share award in the year of termination and one and one-half times their base salary, target bonus and target performance share award in the year of termination. In addition, they would be entitled to coverage under the Company's employee benefit plans for 18 months and 18 months of additional vesting of restricted stock awards and stock options and an additional 18 months in which to exercise such options.

  The employment agreements for Mr. Lunsford and the Executive Group also provide for a restructuring of their Tax Loans (as defined) and Preferred Stock Loans (as defined) if such executive is subject to an Involuntary Termination. See "Certain Relationships and Related Transactions" for a description of the Tax Loans and Preferred Stock Loans. Payment of the principal and interest on the Tax Loans would be deferred until the fifth anniversary of the date of termination. The Preferred Stock Loans would be amended to provide that (i) payments on the loans would be deferred until the fifth anniversary of the date of termination, (ii) interest payments would be forgiven if the average closing price of the Common Stock for the 90 days prior to any interest payment date is less than $8.00 and (iii) during the five-day period following the expiration of the fifth anniversary of the date of termination, the executive would have the right to put the Preferred Stock underlying the loan to the Company at par.

  Upon an Involuntary Termination of Mr. Anastasio or Mr. Battafarano, their employment agreements provide for a cash payment equal to the prorated portion of their target bonus and performance share award in the year of termination and one times their base salary, target bonus and target performance share award in the year of termination. In addition, they would be entitled to coverage under the Company's employee benefit plans for one year and one year of additional vesting of restricted stock awards and stock options and an additional one year in which to exercise such options. Their agreements also provide for a restructuring of their Preferred Stock Loans to provide that (i) payments on the loans would be deferred until the fifth anniversary of the date of termination, (ii) interest payments would be forgiven if the average closing price of the Common Stock for the 90 days prior to any interest payment date is less than $8.00 and (iii) during the five-day period following the expiration of the fifth anniversary of the date of termination, they would have the right to put the Preferred Stock underlying the loan to the Company at par.

  On May 1, 1998, the Company entered into Change in Control Severance Agreements with certain of its key employees, including the Named Executive Officers. These agreements provide for the payment of severance benefits under certain circumstances. These benefits become payable at any time within two years of a Change in Control of the Company if: (i) the Company terminates the employee without cause; (ii) the employee terminates employment, with the Company for good reason (as defined in the agreement), or within either of two 30-day periods commencing 30 days after the Change in Control and one year after the Change in Control, respectively. The benefits to be afforded the Company's Named Executive Officers include: (i) a cash payment equal to three times base salary, target bonus and performance share award target as of the termination of employment; (ii) continuation of health, life and disability insurance coverage for three years; (iii) full vesting under the Company's retirement savings plan; and (iv) an additional payment for any excise taxes the Named Executive Officer may incur as a result of the Change in Control. These agreements are substantially similar to the Change in Control agreements held by the Named Executive Officers as employees of the Company's predecessor prior to the Reorganization Transactions.

Severance Agreements

  The Company entered into a Severance Agreement and Release of Claims with W. Earl Reed, III, former Chief Financial Officer and Executive Vice President of the Company, effective September 30, 1998. Pursuant to the severance agreement, the Company paid Mr. Reed a one-time lump sum payment of $861,250 and issued to him 45,097 shares of Common Stock. In addition, the Company agreed to continue his coverage under the Company's employee benefit plans for 18 months and agreed to 18 months of additional vesting of stock options and an additional 18 months in which to exercise such options. Mr. Reed's Tax Loan was restructured to provide that the payment of the principal and interest on the Tax Loan will be deferred until the fifth anniversary of his date of termination. The severance agreement also amended his Preferred Stock Loan to provide that (i) the Preferred Stock Loan will not be due and payable until April 30, 2008, (ii) payments on the Preferred Stock Loan will be deferred until the fifth anniversary of his date of termination, (iii) interest payments will be forgiven if the average closing price of the Common Stock for the 90 days prior to any interest payment date is less than $8.00 and (iv) during the five-day period following the expiration of the fifth anniversary of his date of termination, Mr. Reed will have the right to put the Preferred Stock underlying the Preferred Stock Loan to the Company at par. Under his severance agreement, Mr. Reed provided the Company with a full release of any claims against the Company. In addition, Mr. Reed agreed not to solicit employees of the Company for a period of 12 months.

  The Company entered into a Severance Agreement and Release of Claims with Michael R. Barr, former Chief Operating Officer and Executive Vice President of the Company, effective October 31, 1998. Pursuant to the severance agreement, the Company paid Mr. Barr a one-time lump sum payment of $888,000 and issued him 48,566 shares of Common Stock. In addition, the Company agreed to continue his coverage under the Company's employee benefit plans for 18 months and agreed to 18 months of additional vesting of stock options and an additional 18 months in which to exercise such options. Mr. Barr's Tax Loan was restructured to provide that the payment of the principal and interest on the Tax Loan will be deferred until the fifth anniversary of his date of termination. The severance agreement also amended his Preferred Stock Loan to provide that (i) the Preferred Stock Loan will not be due and payable until April 30, 2008, (ii) payments on the Preferred Stock Loan will be deferred until the fifth anniversary of his date of termination, (iii) interest payments will be forgiven if the average closing price of the Common Stock for the 90 days prior to any interest payment date is less than $8.00 and (iv) during the five-day period following the expiration of the fifth anniversary of his date of termination, Mr. Barr will have the right to put the Preferred Stock underlying the Preferred Stock Loan to the Company at par. In addition, Mr. Barr agreed to provide consulting services to the Company for a period of one year at the Company's request. Mr. Barr will be paid $150 per hour for any services requested by the Company. No consulting fees were paid to Mr. Barr in 1998. In the event of a Change in Control of the Company before October 31, 1999, Mr. Barr also would be entitled to an additional payment of $300,000. Mr. Barr agreed to a limited non-compete and non-solicitation restriction in favor of the Company for a period of one year. In addition, Mr. Barr provided the Company with a full release of claims against the Company.

  The Company entered into a Severance Agreement and Release of Claims with W. Bruce Lunsford, former Chairman of the Board and Chief Executive Officer of the Company effective January 22, 1999. Pursuant to the severance agreement, the Company paid Mr. Lunsford a lump sum payment of $825,000. In addition, the Company agreed to continue his coverage under the Company's employee benefit plans for 36 months and agreed to 36 months of additional vesting of stock options and an additional 36 months, beginning on November 9, 1999, in which to exercise such options. Mr. Lunsford's Preferred Stock Loan was amended to provide that (i) the Preferred Stock Loan will not be due and payable until April 30, 2008, (ii) payments on the Preferred Stock Loan will be deferred until the fifth anniversary of his date of termination, (iii) interest payments will be forgiven if the average closing price of the Common Stock for the 90 days prior to any interest payment date is less than $8.00 and (iv) during the five-day period following the expiration of the fifth anniversary of his date of termination, Mr. Lunsford will have the right to put the Preferred Stock underlying the Preferred Stock Loan to the Company at par. In addition, the Company agreed to provided Mr. Lunsford with comparable office space and an administrative assistant for a three year period. The Company also agreed to provide Mr. Lunsford with certain legal and tax advice. In the event of a Change in Control of the Company before February 1, 2001, Mr. Lunsford also would be entitled to an additional payment of $500,000. Under his severance agreement, Mr. Lunsford provided the Company with a full release of claims against the Company.

                               PERFORMANCE GRAPH

  The following graph summarizes the cumulative total return to holders of the Company's Common Stock from May 1, 1998 to December 31, 1998, compared to the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Health Care Index (Long-Term). The Company's Common Stock began trading on the New York Stock Exchange on May 1, 1998.





                       [PERFORMANCE GRAPH APPEARS HERE]

                                                   May 1, 1998 December 31, 1998
                                                   ----------- -----------------
Vencor, Inc.......................................    $100           $ 40
S&P 500 Index.....................................    $100           $112
S&P Health Care (Long-Term).......................    $100           $ 47

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  From May 1, 1998 to December 31, 1998, the following persons served on the Executive Compensation Committee of the Board: R. Gene Smith, Chairman, Ulysses L. Bridgeman, Jr. and Elaine L. Chao. None of the persons who served on the Executive Compensation Committee were employees of the Company. Mr. Smith resigned from the Company's Board of Directors effective March 8, 1999.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In connection with the Reorganization Transactions, the Company agreed to loan certain officers an amount sufficient to cover estimated personal income taxes payable by them as a result of the Distribution (the "Tax Loans"). Each Tax Loan is evidenced by a promissory note which has a term of ten years and bears interest at 5.77% per annum. Principal on the tax loans is scheduled to be repaid in ten equal annual installments beginning on June 15, 1999. Interest is payable quarterly, however, any interest payment on the Tax Loan is forgiven if the officer remains employed in his or her position with the Company on the date on which such interest payment is due. Moreover, in the event of a Change in Control of the Company, the entire balance of the Tax Loan will be forgiven. The Tax Loans were based on estimated tax payments required to be made by the officer as a result of the Distribution.

  The following executive officers received Tax Loans in the amounts indicated: Mr. Chapman, Senior Vice President and Chief Information Officer, -- $15,800; Ms. Force, Senior Vice President, General Counsel and Secretary, -- $60,100; Mr. Gillenwater, Senior Vice President, Planning and Development, -- $9,500; Mr. Barr, former Chief Operating Officer and Executive Vice President, -- $1,025,000; and Mr. Reed, former Chief Financial Officer and Executive Vice President, -- $623,500. As of March 1, 1999, these loans were outstanding except for the loan to Mr. Chapman which has been repaid in full. The terms of the Tax Loans with Mr. Barr and Mr. Reed were amended in connection with their severance. See "Severance Agreements."

  In connection with the Reorganization Transactions, the Company issued 17,700 shares of its 6% Series A Non-Voting Convertible Preferred Stock to Ventas as part of the consideration for the assets transferred from Ventas to the Company. On April 30, 1998, Ventas offered and sold the Preferred Stock at $1,000 per share to certain officers of the Company for an aggregate consideration of $17.7 million. The following executive officers purchased the number of shares of Preferred Stock indicated: Mr. Lunsford--4,543 shares; Mr. Anastasio--400 shares; Mr. Battafarano--330 shares; Mr. Chapman--360 shares; Ms. Force--540 shares; Mr. Gillenwater--510 shares; Mr. Lechleiter--350 shares; Mr. Barr--1,440 shares; and Mr. Reed--1,100 shares. On or after April 30, 2002, each share of the Preferred Stock will be convertible, at the option of the holder, in whole or in part, into such number of shares of the Common Stock as is equal to the aggregate principal amount of the shares of Preferred Stock being converted divided by the conversion price. The conversion price is $12.50 which is equal to 118% of the average of the high and low sales price of the Common Stock on the Distribution Date.

  In connection with the purchases of the Preferred Stock, the Company loaned certain officers, including the Named Executive Officers, 90% of the purchase price of the Preferred Stock (the "Preferred Stock Loans"). Each Preferred Stock Loan is evidenced by a promissory note which has a ten year term and bears interest at 5.74%, payable annually. No principal payments are due under the promissory notes until their maturity. The promissory notes are secured by a first priority security interest in the Preferred Stock purchased by each such officer. The following executive officers were loaned the indicated amounts: Mr. Lunsford, former Chairman of the Board and Chief Executive Officer,--$4,088,700; Mr. Anastasio, President, Ancillary Services Division,-- $360,000; Mr. Battafarano, President, Hospital Division,--$297,000; Mr. Chapman, Senior Vice President and Chief Information Officer,--$324,000; Ms. Force, Senior Vice President, General Counsel and Secretary,--$486,000; Mr. Gillenwater, Senior Vice President, Planning and Development,--$459,000; Mr. Lechleiter, Vice President, Finance, Corporate Controller and Treasurer,-- $315,000; Mr. Barr, former Chief Operating Officer and Executive Vice President,--$1,296,000; and Mr. Reed, former Chief Financial Officer and Executive Vice President,--$990,000. As of March 1, 1999, these loans remain outstanding. The terms of the Preferred Stock Loans with Mr. Lunsford, Mr. Barr and Mr. Reed were amended in connection with their severance. See "Severance Agreements."

  During 1998, the Company paid approximately $291,000 for legal services rendered by the law firm of Wyatt, Tarrant & Combs. The spouse of Jill L. Force, Senior Vice President, General Counsel and Secretary of the Company, is a partner of that firm. These fees represented less than three percent of the legal fees paid by the Company in 1998. It is expected that Wyatt, Tarrant & Combs will provide legal services to the Company in 1999.

                           COMPENSATION OF DIRECTORS

  During 1998, non-employee directors of the Company received $2,000 for each board meeting attended and $1,000 for each committee meeting attended. In addition, non-employee directors received a $2,500 retainer for each calendar quarter that they served as a director.

  Pursuant to the Company's Non-Employee Directors Deferred Compensation Plan (the "Deferred Compensation Plan"), a non-employee director could defer in stock or cash the receipt of fees which would otherwise be paid to the director for services on the Board and its committees. Directors who choose to defer fees could elect to have the deferred amounts invested 100% in shares of the Company's Common Stock (a

"Share Election") or to accumulate and earn interest (a "Cash Election"). If the Share Election was made, the director's deferral account was credited with 110% of the compensation otherwise payable to the director. As of the end of each calendar quarter, such deferred amounts were converted into share equivalents of Common Stock based on the fair market value of Common Stock on that date. If a Cash Election was made, the deferred amounts earn interest at a floating rate of interest, compounded annually. The Company has discontinued contributions to the Deferred Compensation Plan but directors are permitted to continue to defer amounts that previously have been invested in the Deferred Compensation Plan.

  Prior to the Distribution, the Company adopted its Stock Option Plan for Non-Employee Directors (the "Directors Plan"). In connection with the Distribution on May 1, 1998, each non-employee member of the Board received a one-time grant of 2,000 restricted shares of Common Stock and an option to purchase 5,000 shares of Common Stock. The restrictions on all shares of restricted stock lapse in four equal annual installments, beginning on the first anniversary of their grant date. Each option has an exercise price equal to the closing price of the Common Stock on the Distribution Date. These options are exercisable in four annual installments beginning on the first anniversary of their grant date. Under the Directors Plan, the Company also will issue, on January 1 of each year during the term of the Directors Plan, an option to purchase 3,000 shares of Common Stock to each non-employee director. These options will have an exercise price equal to the fair market value of the Common Stock on the date the option is granted.

  On January 1, 1998, the Company's predecessor issued options with respect to an aggregate of 15,000 shares to the five non-employee directors who were non-employee directors of the Company's predecessor on January 1, 1998. These options were issued from the stock option plan for non-employee directors maintained by the Company's predecessor. In connection with the Reorganization Transactions, Existing Options held by non-employee directors were treated in the same manner as options held by employees of the Company. Accordingly, the Company assumed the obligation to issue new Company Options to non-employee directors in connection with the Reorganization Transactions. See footnote 4 of the "Options Grants in Last Fiscal Year" table.

  In connection with his appointment to the Board of Directors in July 1998, the Company issued to Mr. Gault an option to purchase 50,000 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the date the option was granted. This option becomes exercisable in two equal installments, beginning on the first anniversary of the date of grant. In addition, the Company issued on August 25, 1998 to each non-employee director, other than Mr. Gault, an option to purchase 10,000 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the date the options were granted. These options become exercisable in four annual installments, beginning on the first anniversary of the date of grant.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than 10% of the Common Stock to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 1998.

                             INDEPENDENT AUDITORS

  The firm of Ernst & Young LLP, Louisville, Kentucky, has been retained by the Company as independent auditors to audit the financial statements of the Company. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Any stockholder proposal intended to be presented at the next Annual Meeting of Stockholders must be received by the Company by December 22, 1999 in order to be considered for inclusion in the Company's proxy materials for such meeting.

  In connection with the 2000 annual meeting of stockholders of the Company, if the proponent of a stockholder proposal fails to notify the Company of such proposal, in conformity with the requirements of the Company's bylaws, before 60, but no earlier than 90 days before such meeting, then management proxies will be allowed to use their discretionary voting authority on the proposal if raised at the annual meeting even if there is no discussion of the proposal in the proxy statement.

                                 OTHER MATTERS

  The only matters to be considered at the Annual Meeting or any adjournment thereof, so far as known to the Board of Directors, are those set forth in the Notice of Meeting and routine matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote the proxy in accordance with their judgment in such matters.

                                          By Order of the Board of Directors,

                                          /s/ Edward L. Kuntz

                                          Edward L. Kuntz
                                          Chairman of the Board, Chief
                                           Executive Officer and President

Louisville, Kentucky
April 15, 1999

                                 VENCOR, INC.

               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                 MAY 12, 1999

  The undersigned hereby appoints Richard A. Schweinhart and Jill L. Force, and each of them, his or her attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Vencor, Inc. to be held at the Seelbach Hotel, 500 South Fourth Avenue, Louisville, Kentucky, on Wednesday, May 12, 1999, at 9:00 a.m. (EDT), and at any adjournments thereof, according to the number of votes the undersigned would be entitled to vote if personally present on the proposals set forth below and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments thereof.

  The Board of Directors recommends a vote FOR the following proposal:

  ELECTION OF DIRECTORS

  FOR [_] the election of Ulysses L. Bridgeman, Jr. and William H. Lomicka to serve as Class I Directors for a term of three years, or WITHHOLD AUTHORITY
 [_]  to vote for all nominees in such election.

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name above.

       THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE FOREGOING
                                   PROPOSAL.

                                          PLEASE FILL IN, DATE, SIGN AND
                                          RETURN THIS PROXY IN THE
                                          ACCOMPANYING ENVELOPE.

                                          Dated: ________________, 1999

                                          -------------------------------------
                                          Signature

                                          -------------------------------------
                                          Signature (if held jointly)

                                          Signatures of stockholders should
                                          correspond exactly with the names
                                          shown on the proxy card. Attorneys,
                                          trustees, executors, administrators,
                                          guardians and others signing in a
                                          representative capacity should
                                          designate their full titles.